 Exhibit 99.1

Cryo-Cell International Announces Changes To Its Board of Directors

Miami, Fl, September 20, 2021 (GLOBENEWSWIRE) -- Cryo-Cell International, Inc. (Nasdaq:CCEL), the leader in cord blood and cord tissue cryopreservation services, announces the appointment of Mr. Mark Portnoy and Mr. Daniel Mizrahi to the Company’s Board of Directors, replacing Mr. George Gaines and Jonathan Wheeler, M.D., who have resigned in their capacity as Directors.  Mr. Gaines has chosen to retire while Dr. Wheeler has resigned for health reasons.

The Board of Directors voted unanimously in favor of adding Mr. Mark Portnoy and Mr. Daniel Mizrahi as members of the Board.  Mr. Portnoy is a Co-CEO of the Company and previously served as a member of the Board of Directors from 2011-2020.  Mr. Mizrahi currently serves as the Chief Executive Officer of Power Tech, S.A.  Power Tech is a leading manufacturer and distributor in Guatemala of more than 2,500 items, including medical products, ladies’ personal care products, and hardware tools to over 3,000 retail stores.

The Company would like to thank Mr. Gaines and Dr. Wheeler for over ten years of valuable and dedicated service as Directors of the Company and wishes both of them all the best in their future endeavors.

“It has been gratifying and rewarding being part of Cryo-Cell’s transformation over the last ten years, The recent NASDAQ uplisting positions the company well to continue to execute on initiatives to drive even more value for shareholders.” said Mr. Gaines.

“It has truly been an honor serving on the Board of Directors at Cryo-Cell these past ten years.  This year has marked a significant transition of the company, due to the license agreement with Duke University and the recent uplisting to NASDAQ.  The progress made and the opportunities forthcoming represent the hard work of our leadership along with the important role Cryo-Cell maintains in the cord blood and tissue industry.” said Dr. Wheeler.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries have entrusted Cryo-Cell International with their baby’s cord blood and cord tissue stem cells. In addition to its private bank, Cryo-Cell International has a public banking program in partnership with Duke University. Cryo-Cell’s public bank has provided cord blood for more than 600 transplantations and operates cord blood donation sites across the U.S in prominent hospitals such as Cedars–Sinai Hospital in Los Angeles and Baptist Hospital in Miami. Cryo-Cell’s facility is FDA registered, cGMP-/cGTP-compliant and licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell was also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. Cryo-Cell owns the exclusive rights to PrepaCyte-CB, the industry’s most advanced cord blood processing technology.

Cryo-Cell’s mission has been to provide clients with state-of-the-art cord blood and cord tissue cryopreservation services, raise awareness of the opportunity for expectant parents to bank or donate their baby’s cord blood and support the advancement of regenerative medicine. In February 2021, Cryo-Cell entered into a license agreement with Duke University that transformed Cryo-Cell into an autonomous, vertically integrated cellular therapy company that will be able to treat patients.

For more information, please visit IR.cryo-cell.com

Forward-Looking Statement

Statements herein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the impact of the COVID-19 pandemic on our sales, operations and supply chain, the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the success of the Company’s initiative to expand its core business units to include biopharmaceutical manufacturing and operating clinics, the uncertainty of profitability from its biopharmaceutical manufacturing and operating clinics, the Company’s ability to minimize future costs to the Company related to

R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s umbilical cord blood and cord tissue license agreements, together with the associated intellectual property and their ability to provide the Company with royalty fees, and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

For more information, please contact:

Corporate Communications / Investor Relations

Diane Glanz, Rph, PharmD.

Telephone: +1 (813) 749-2195

Email: Investors@Cryo-Cell.com